UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 29, 2007

DANKA BUSINESS SYSTEMS PLC

(Exact name of registrant as specified in its charter)

England & Wales	0-20828	98-0052869
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11101 Roosevelt Boulevard St. Petersburg, Florida 33716	and	Masters House 107 Hammersmith Road London W14 0QH England

(Addresses of principal executive offices)

Registrant’s telephone number, including area code:

727-622-2100 in the United States

011-44-207-605-0150 in the United Kingdom

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 29, 2007, Danka Business Systems PLC (the “Company”), received a letter from The Nasdaq Stock Market (“Nasdaq”) notifying the Company that it is not in compliance with the continued listing requirement for minimum bid price on The Nasdaq Capital Market because, for the previous 30 consecutive business days, the bid price of the Company’s American Depositary Shares (“ADSs”) has closed below the minimum $1.00 per share requirement for continued listing under Marketplace Rule 4310(c)(4).

In accordance with Nasdaq rules, the Company will be provided 180 calendar days, or until February 26, 2008, to regain compliance with the minimum bid price requirement. To regain compliance, the bid price of the Company’s ADSs must close at $1.00 or more per share for a minimum of 10 consecutive business days.

If the Company does not regain compliance by February 26, 2008, it is expected that the Company would receive a notice from the Nasdaq staff of its determination that the Company’s ADSs are subject to delisting, which determination may be appealed by the Company to the Nasdaq Listing Qualifications Panel (the “Panel”). In such event, the Panel has authority to grant the Company a further extension of time in which to regain compliance with the bid price requirement, though there can be no assurance that the Panel will grant a further extension of time.

ITEM 8.01.	Other Events.

On August 31, 2007, the Company issued a press release announcing receipt of the letter from Nasdaq. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Danka Business Systems PLC press release dated August 31, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 31, 2007	DANKA BUSINESS SYSTEMS PLC

	By:	/s/ Edward K. Quibell
	Name:	Edward K. Quibell
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Danka Business Systems PLC press release dated August 31, 2007